Exhibit 10.6
MORGANS HOTEL GROUP CO.
2011 OUTPERFORMANCE PLAN AWARD AGREEMENT
2011 OUTPERFORMANCE PLAN AWARD AGREEMENT made as of the date set forth on Schedule A hereto by and among MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”), MORGANS GROUP LLC, a Delaware limited liability company (the “Operating Company”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A. The Grantee is a senior management employee of the Company and provides services to the Operating Company.
B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this and other 2011 outperformance plan (“2011 OPP”) awards pursuant to the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Incentive Plan”) to provide certain senior management employees of the Company, including the Grantee, in connection with their employment with the incentive compensation described in this Award Agreement (this “Agreement”) and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Affiliates. 2011 OPP awards were approved by the Committee pursuant to authority delegated to it by the Board, including authority to make grants of stock-based performance incentive awards. This Agreement evidences one award (this “Award”) in a series of 2011 OPP awards and is subject to the terms and conditions set forth herein.
C. The Committee, effective as of the grant date specified in Schedule A hereto, awarded to the Grantee the 2011 OPP participation percentage in the Total Outperformance Pool (as defined herein), as set forth in Schedule A.
NOW, THEREFORE, the Company, the Operating Company, and the Grantee agree as follows:
1. Administration.
This Award and all other 2011 OPP awards shall be administered by the Committee, which in the administration of the 2011 OPP awards and this Award shall have all the powers and authority it has in the administration of the Incentive Plan as set forth in the Incentive Plan, but subject to this Agreement ; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may provide for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Award Participation that has not previously been forfeited.
2. Definitions.
Capitalized terms used herein shall have the meanings set forth below:
“Accelerated Payment Change of Control” means a Transactional Change of Control or a Change of Control within the meaning of subparagraph (iv) or (v) thereof.

“Additional Share Baseline Value” means, with respect to each Additional Share, the gross proceeds received by the Company or the Operating Company upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable:
(A) if such Additional Share is issued for cash in a public offering or private placement, the gross price to the public or to the purchaser(s);
(B) if such Additional Share is issued in exchange for assets or securities of another Person or upon the acquisition of another Person, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined in good faith by the Committee, or, if no such value was imputed, the mean between the high and low sale prices of a Common Share on the national securities exchange or established securities market on which the Common Shares are listed on the date of issuance of such Additional Share, or, if no sale of Common Shares is reported on such date, on the next preceding day on which any sale shall have been reported; and
(C) if such Additional Share is issued upon conversion or exchange of equity or debt securities of the Company, the Operating Company or any other Subsidiary of the Company, which securities were not previously counted as either Initial Shares or Additional Shares, the conversion or exchange price in effect as of the date of conversion or exchange pursuant to the terms of the security being exchanged or converted.
“Additional Shares” means, as of a particular date of determination, the number of Common Shares, other than those held by the Company, to the extent such Common Shares are issued after the Effective Date and on or before such date of determination in a capital raising transaction, in exchange for assets or securities or upon the acquisition of another Person, upon conversion or exchange of equity or debt securities of the Company or any Subsidiary of the Company, which securities were not previously counted as either Initial Shares or Additional Shares, or through the reinvestment of dividends or other distributions.
For the avoidance of doubt, “Additional Shares” shall exclude, without limitation:
(i) Common Shares issued after the Effective Date upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation,
(ii) Common Shares awarded after the Effective Date to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates,
(iii) LTIP Units or other Units awarded after the Effective Date to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation, and
(iv) any securities included in “Initial Shares.”
“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

“Award Common Units” means the units of membership interests in the Operating Company referred to as “Membership Units” in the LLC Agreement into which the Award LTIP Units may be converted in accordance with the terms of the LLC Agreement.
“Award LTIP Units” means a series of LTIP Units established by the Operating Company, with the rights, privileges, and preferences set forth in the designations thereof included in an amendment to the LLC Agreement that may be adopted hereafter by the Managing Member of the Operating Company in accordance with Section 8(a), which designations shall be in the form set forth on Exhibit A attached hereto.
“Award Participation” has the meaning set forth in Section 3.
“Baseline Value” means $8.87.
“Buyback Shares” means (without double-counting), as of a particular date of determination, (A) Common Shares or (B) the Shares Amount for Units (assuming that such Units were converted, exercised, exchanged or redeemed for Membership Units as of such date at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Common Units were then tendered to the Operating Company for redemption pursuant to Section 4.2(e)(1) of the LLC Agreement as of such date), other than Units held by the Company, in the case of each (A) and (B), to the extent repurchased by the Company after the Effective Date and on or before such date of determination in a stock buyback transaction or in a redemption of Units for cash pursuant to Section 4.2(e)(1) of the LLC Agreement.
“Cause” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such definition, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Cause” or a substantially equivalent term, then “Cause” shall mean:
(i) the Grantee’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness or any such failure after his issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed his duties;
(ii) a material breach by Grantee of his Service Agreement;
(iii) the Grantee’s willful commission of an act of fraud, theft or dishonesty resulting in economic, financial or material reputational injury to the Company;
(iv) the Grantee’s conviction of, or entry by the Grantee of a guilty or no contest plea to, the commission of a felony; or
(v) the Grantee willfully engages in other misconduct materially injurious to the Company.

For purposes of this provision, no act or omission on the part of the Grantee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the majority of the Board (excluding the Grantee, if the Grantee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Grantee is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail.
“Change of Control” means:
(i)	individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director; or
(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change of Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary of the Company (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any such majority-owned subsidiary, or (C) any underwriter temporarily holding securities pursuant to an offering of such securities; or
(iii)	the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (A) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Company’s shareholders immediately prior to any such Business Transaction, and (B) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation; or

(iv)	Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to the Grantee under this Agreement; or
(v)	Approval by the shareholders of the Company or the Managing Member and/or Non-Managing Members of the Operating Company of a dissolution or liquidation of the Operating Company and satisfaction or effective waiver of all material contingencies to such liquidation or dissolution.
“CoC Fraction” means, for application pursuant to the proviso clause in the definition of “Final Baseline,” the number of calendar days that have elapsed since the Effective Date to and including the date as of which a Change of Control is consummated (or, with respect to a Transactional Change of Control, the date of the Public Announcement of such Transactional Change of Control), divided by 1,096.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” means shares of the Company’s common stock, par value $0.01 per share.
“Common Share Price” means, as of a particular date, the average of the Fair Market Value of one Common Share over the thirty (30) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date of the Public Announcement of a Transactional Change of Control, the Common Share Price as of such date shall be equal to the fair market value, as determined by the Committee, of the total consideration payable in the transaction that ultimately results in the Transactional Change of Control for one Common Share.
“Continuous Service” means the continuous service, without interruption or termination, as a an employee or director of Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of (among other things) —
(A) any approved leave of absence,
(B) transfers among the Company and any Affiliate, or any successor, in any capacity of director or employee, or
(C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in the capacity of employee or director.
An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Disability” means:
(A) if the Grantee is or was a party to a Service Agreement prior to the applicable event, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such definition, or
(B) if the Grantee is not and was not a party to a Service Agreement prior to such event or the Grantee’s Service Agreement does not define “Disability” or a substantially equivalent term, then “Disability” shall mean a disability which renders the Grantee incapable of performing all of his or her material duties for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Grantee or the Grantee’s legal representative or by the insurance company which insures the Company’s long-term disability plan in which the Grantee is eligible to participate.
“Effective Date” means March 20, 2011.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that, with respect to a Common Share, “Fair Market Value” means the value of such Common Share determined as follows: (A) if on the determination date the Common Shares are listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Fair Market Value of a Common Share shall be the closing price of the Common Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day) or, if no sale of Common Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of the Common Share shall be the value of the Common Shares as determined by the Committee in good faith in a manner consistent with Section 409A of the Code.
“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent of the voting interests.

“Final Baseline” means, as of the Final Valuation Date, an amount representing (without double-counting) the sum of:
(A) the Baseline Value multiplied by:
(i) the difference between (x) the Initial Shares and (y) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date, and then multiplied by
(ii) the sum of one hundred percent (100%) plus the Target Return Percentage; plus
(B) with respect to each Additional Share issued after the Effective Date, the Additional Share Baseline Value of such Additional Share, multiplied by the sum of (i) one hundred percent (100%) plus (ii) the product of the Target Return Percentage multiplied by a fraction (x) the numerator of which is the number of days from the issuance of such Additional Share to and including the Final Valuation Date and (y) the denominator of which is the number of days from and including the Effective Date to and including the Final Valuation Date; plus
(C) with respect to each Buyback Share repurchased or redeemed after the Effective Date, the Baseline Value, multiplied by the sum of (i) one hundred percent (100%) plus (ii) the product of the Target Return Percentage multiplied by a fraction (x) the numerator of which is the number of days from the Effective Date to and including the date such Buyback Share was repurchased or redeemed and (y) the denominator of which is the number of days from and including the Effective Date to and including the Final Valuation Date;
provided that if the Final Valuation Date occurs prior to the third anniversary of the Effective Date as a result of an Accelerated Payment Change of Control, then for purposes of this definition in connection with the calculation of the Total Outperformance Pool as of the Final Valuation Date, then the Target Return Percentage to be used in such calculation shall be reduced to a percentage equal to thirty percent (30%) multiplied by the CoC Fraction. If the Company consummates multiple issuances of Additional Shares and/or repurchases of Buyback Shares during any one monthly or quarterly period, such that it would be impractical to track the precise issuance date and issuance price of each individual Additional Share and/or repurchase or redemption date of each individual Buyback Share, the Committee may in its good faith discretion approve timing and calculation conventions (such as net-at-end-of-period or average-during-the-period) reasonably designed to simplify the administration of this Award.
“Final Valuation Date” means the earliest of: (A) the third anniversary of the Effective Date; or (B) in the event of an Accelerated Payment Change of Control that is not a Transactional Change of Control, the date on which such Change of Control shall occur; or (C) in the event of a Transactional Change of Control and subject to the consummation of such Transactional Change of Control, the date of the Public Announcement of such Transactional Change of Control; provided that if the Public Announcement occurs after 4pm New York City time or otherwise so late in the trading day that the market cannot meaningfully react on such day, then the Final Valuation Date shall mean the following trading day.

“Good Reason” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination, and “Good Reason” is defined therein, then “Good Reason” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Good Reason” or a substantially equivalent term, so long as the Grantee terminates his or her employment within thirty (30) days after the Grantee has actual knowledge of the occurrence, without the written consent of the Grantee, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Grantee to the Company, then “Good Reason” shall mean:
(i) the assignment to the Grantee of duties materially inconsistent with the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated in his Service Agreement, or any other action by the Company which results in a material diminution in the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within fifteen (15) business days after receipt of notice thereof given by the Grantee;
(ii) any material failure by the Company to comply with any of the provisions of the Service Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Grantee;
(iii) any failure by the Company to obtain the assumption of his Service Agreement by a successor to all or substantially all of the business or assets of the Company; or
(iv) if his Service Agreement provides that the Executive will be nominated for election as a director of the Company, any failure by the Board to nominate the Executive for election as a director of the Company in accordance with the Service Agreement, or any failure of the Executive to be elected to be a member of the Board; or
(v) any requirement that the Grantee’s principal place of employment be at a location more than 50 miles from his principal place of employment on the date of this Agreement, resulting in a material increase in distance from the Grantee’s residence to his new place of employment;
“Initial Shares” means 32,642,795 Common Shares, which includes: (A) 30,311,503 Common Shares outstanding as of the Effective Date (other than currently unvested restricted Common Shares previously granted to employees or other persons or entities in exchange for services provided to the Company); plus (B) 954,065 Common Shares representing the Shares Amount for all of the Membership Units (other than LTIP Units and excluding Membership Units held by the Company) outstanding as of the Effective Date assuming that all of such Membership Units were tendered to the Operating Company for redemption pursuant to Section4.2(e) of the LLC Agreement as of such date; plus (C) 1,377,227 Common Shares representing the Shares Amount for all of the Membership Units into which all LTIP Units outstanding as of the Effective Date could be converted without regard to the book capital account associated with them (but only to the extent such LTIP Units are currently vested), assuming that all of such Membership Units were tendered to the Operating Company for redemption pursuant to Section 4.2(e) of the LLC Agreement as of such date..
For the avoidance of doubt, Initial Shares (i) includes (x) currently vested Common Shares and (y) currently vested LTIP Units previously granted to employees or other persons or entities in exchange for services provided to the Company, and (ii) excludes (x) all Common Shares issuable upon exercise of stock options or upon the exchange (directly or indirectly) of unvested LTIP Units or other unvested Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive compensation, and (y) currently unvested restricted Common Shares previously granted to employees, non-employee directors, consultants, advisors or other persons or entities in exchange for services provided to the Company.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of February 17, 2006, among the Company, as managing member, and the non-managing members who are parties thereto, as amended from time to time.
“LTIP Units” means LTIP Units, as such term is defined in the LLC Agreement.
“Membership Units” has the meaning set forth in the LLC Agreement.

“Partial Service Factor” means a factor carried out to the sixth decimal to be used in calculating the Grantee’s adjusted Participation Amount pursuant to Section 4(b)(ii) hereof in the event of a Qualified Termination of the Grantee’s Continuous Service prior to the Final Valuation Date or pursuant to Section 4(e) in the event of a termination of the Grantee’s Continuous Service by reason of death or Disability prior to the Final Valuation Date, determined as follows:
the number of calendar days that have elapsed since the Effective Date to and including the effective date of such Qualified Termination or the date of death or Disability, divided by 1,096; provided, however, that if, after the effective date of such Qualified Termination or the date of death or Disability and before the third anniversary of the Effective Date, an Accelerated Payment Change of Control occurs, then there shall be subtracted from the foregoing denominator (1,096) a number of days equal to the days that would elapse between the date as of which the Accelerated Payment Change of Control is consummated (or, with respect to a Transactional Change of Control, the date of the Public Announcement of the Transactional Change of Control) and the third anniversary of the Effective Date.
“Participation Amount” has the meaning set forth in Section 3.
“Participation Percentage” means the percentage (of the Total Outperformance Pool) set forth opposite such term on Schedule A hereto
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Public Announcement” means, with respect to a Transactional Change of Control, the earliest press release, filing with the SEC or other publicly available or widely disseminated communication issued by the Company or another Person who is a party to such transaction which discloses the consideration payable in and other material terms of the transaction that ultimately results in the Transactional Change of Control; provided, however, that if such consideration is subsequently increased or decreased, then the term “Public Announcement” shall be deemed to refer to the most recent such press release, filing or communication disclosing a change in consideration whereby the final consideration and material terms of the transaction that ultimately results in the Transactional Change of Control are announced. For the avoidance of doubt, the foregoing definition is intended to provide the Committee in the application of the proviso clause in the definition of “Common Share Price” with the information required to determine the fair market value of the consideration payable in the transaction that ultimately results in the Transactional Change of Control as of the earliest time when such information is publicly disseminated, particularly if the transaction consists of an unsolicited tender offer or a contested business combination where the terms of the transaction change over time.
“Qualified Termination” has the meaning set forth in Section 4.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand, as amended or supplemented through such date, provided that, if no such agreement is then in effect, “Service Agreement” shall mean any employment, consulting or similar service agreement most recently in effect (on or after the Effective Date) prior to such date, as amended or supplemented, between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand.
“Shares Amount” has the meaning set forth in the LLC Agreement.
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
“Target Return Percentage” means thirty percent (30%), representing a compound annual growth rate of approximately nine percent (9%) per annum over a three-year period, using annual compounding, except as otherwise defined for purposes of the definition of Final Baseline in certain circumstances, as described in the proviso clause of such definition.
“Total Outperformance Pool” means, as of the Final Valuation Date, a dollar amount calculated as follows: (A) subtract the Final Baseline from the Total Return, in each case as of the Final Valuation Date and (B) multiply the resulting amount by ten percent (10%); provided that if the resulting amount is a negative number, then the Total Outperformance Pool shall be zero.
“Total Return” means (without double-counting), as of the Final Valuation Date, an amount equal to the sum of (A) the Total Shares as of such date of determination multiplied by the Common Share Price as of such date, plus (B) an amount equal to the sum of the total dividends and other distributions actually declared between the Effective Date and the Final Valuation Date (excluding dividends and distributions paid in the form of additional Common Shares) so long as the “ex-dividend” date with respect thereto falls prior to the Final Valuation Date, in respect of Common Shares (it being understood, for the avoidance of doubt, that such total dividends and distributions shall be calculated by multiplying the amount of each per share dividend or distribution declared by the actual number of securities outstanding as of each record date with respect to the applicable dividend or distribution payment date).
“Total Shares” means (without double-counting), as of the Final Valuation Date, the sum of: (A) the Initial Shares, minus (B) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date, plus (C) all Additional Shares issued between the Effective Date and the Final Valuation Date.
“Transactional Change of Control” means (A) a Change of Control described in clause (ii) of the definition thereof where the “person” or “group” makes a tender offer for Common Shares, or (B) a Change of Control described in clause (iii) of the definition thereof; provided that if the applicable definition of “Change of Control” (or similar term) in the applicable Service Agreement does not track such clauses (ii) or (iii), then the term “Transactional Change of Control” shall mean a Change of Control meeting the substantive criteria set forth in such clauses, as reasonably determined in good faith by the Committee.
“Transfer” has the meaning set forth in Section 6.

“Units” means all Membership Units that are eligible for the Redemption Right (as defined in the LLC Agreement) and any other Membership Units, including LTIP Units, with economic attributes substantially similar to such Membership Units as determined by the Committee that are outstanding or are issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Membership Units.
3. Outperformance Award; Vesting; Change of Control.
(a) The Operating Company hereby grants to the Grantee this Award consisting of the Participation Percentage set forth on Schedule A hereto (the “Award Participation”), which (A) will be subject to forfeiture to the extent provided in this Section 3 and (B) will be subject to vesting as provided below in this Section 3(a) and in Section 3(d) and Section 4. The Award will be made in the form of Award LTIP Units as provided in Section 8, subject to the Company having received confirmation that it is permitted under applicable stock exchange listing rules to issue Award LTIP Units, on the terms contemplated herein, under the Incentive Plan. The Company will use commercially reasonable efforts to obtain such confirmation within 90 days following the Effective Date. If the Company does not receive such confirmation within 90 days following the Effective Date, the Company and the Operating Company shall amend this Award Agreement to provide for an Award that is settled by a cash payment by the Operating Company to Grantee equal to his Participation Amount within 45 days following the Final Valuation Date. In the event Grantee receives Award LTIP Units pursuant hereto, references herein to Grantee’s Award Participation shall refer to Grantee’s Award LTIP Units and the provisions of Section 8 shall apply in lieu of specified provisions of this Award Agreement. At any time prior to the Final Valuation Date, the Committee may grant additional 2011 OPP awards with such Participation Percentages (up to a total of 100% for all 2011 Participation Percentages granted or reserved) set forth therein as the Committee may determine, in its sole discretion, The Award Participation shall vest (i) on the Final Valuation Date if the Continuous Service of the Grantee continues to that date or (ii) in accordance with Section 3(d), 4(b) and 4(d) hereof.
(b) As soon as practicable following the Final Valuation Date, but as of the Final Valuation Date, the Committee will:
(i) determine the Total Outperformance Pool (if any);
(ii) multiply (x) the Total Outperformance Pool calculated as of the Final Valuation Date by (y) the Grantee’s Participation Percentage as of the Final Valuation Date; and
(iii) if applicable (without double-counting), multiply the amount determined in clause (ii) by the Partial Service Factor or the CoC Fraction.
The resulting amount is hereafter referred to as the “Participation Amount.” The Committee will notify Grantee of his Participation Amount (if any) promptly following the determination thereof. If Grantee has received his Award in the form of Award LTIP Units, Section 8(b) will apply in lieu of the remainder of this Section 3(b). If this Award Agreement has been amended, as provided in Section 3(a), to provide for a payment in cash such notice will state whether the Committee has elected to cause the Company to pay the Participation Amount in cash or through the issuance of fully vested shares under one of the Company’s equity incentive compensation plans, subject to compliance with applicable laws and stock exchange listing requirements, or through a combination of cash and shares. If the Participation Amount is to be paid using shares, the shares will be valued at the Common Share Price as of the Final Valuation Date and will be issued under the Incentive Plan and be registered on a Form S-8. The Company shall pay Grantee’s Participation Amount within 45 days following the Final Valuation Date.

(c) Any Award Participation that does not become vested pursuant to Section 3(a), Section 3(d), or Section 4 hereof shall, without payment of any consideration by the Company, automatically and without notice be forfeited and be and become null and void upon the termination of the Continuous Service of Grantee prior to the Final Valuation Date (other than by reason of a Qualified Termination, death or Disability), and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award Participation.
(d) If there is a Change of Control, Grantee’s Award Participation shall vest immediately and automatically upon the occurrence of such Change of Control.
(e) In the event of a Change of Control, the Committee will make any determinations and certifications required by this Agreement and any provisions necessary with respect to the lapse of forfeiture restrictions and/or acceleration of vesting of this Award within a period of time that enables the Company to take any action or make any deliveries or payments it is obligated to make hereunder not later than the date of consummation of the Change of Control. For avoidance of doubt, in the event of a Change of Control, the performance of all calculations and actions pursuant to Section 3(b) hereof shall be conditioned upon the final consummation of such Change of Control.
4. Termination of Grantee’s Continuous Service; Death and Disability.
(a) If the Grantee is or was a party to a Service Agreement and his or her Continuous Service terminates, the provisions of Sections 4(b), 4(c), 4(d), and 4(e), hereof shall govern the treatment of the Grantee’s Award Participation exclusively, unless the Service Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Service Agreement shall instead govern the treatment of the Grantee’s Award Participation upon such termination. The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 4, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of termination of the Grantee’s Continuous Service with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that any calculations set forth in Section 3 hereof be performed, or vesting occur with respect to this Award other than as specifically provided in this Section 4.
(b) In the event of termination of the Grantee’s Continuous Service by (A) the Company without Cause or (B) the Grantee for Good Reason (each a “Qualified Termination”) prior to the Final Valuation Date, then the Grantee will not forfeit the Award Participation upon such termination, but the following provisions of this Section 4(b) shall modify the calculations required to determine the Participation Amount and/or the vesting of the Award Participation, as applicable, with respect to the Grantee only:
(i) the calculations provided in Section 3(b) hereof shall be performed as of the Final Valuation Date, as if the Qualified Termination had not occurred;
(ii) the Participation Amount calculated pursuant to Section 3(b) shall be multiplied by the applicable Partial Service Factor; and

(iii) the Grantee’s Participation Amount as adjusted pursuant to Section 4(b)(ii) above shall no longer be subject to forfeiture pursuant to Section 3(c) hereof; provided that, notwithstanding that no Continuous Service requirement pursuant to Section 3(c) hereof will apply to the Grantee after the effective date of a Qualified Termination, the Grantee will not have the right to Transfer (as defined in Section 6 hereof) his or her Award Participation or request the redemption of any Award Common Units until such dates as of which his or her Participation Amount, as adjusted pursuant to Section 4(b)(ii) above, would have become vested pursuant to Section 3(a) hereof absent a Qualified Termination. For the avoidance of doubt, the purpose of this Section 4 (b)(iii) is to prevent a situation where grantees of 2011 OPP awards who have had a Qualified Termination would be able to realize the value of their Award Participation or any Award Common Units (through Transfer) before other grantees of 2011 OPP awards whose Continuous Service continues through the Final Valuation Date and the date for payment of the Participation Amount.
(c) Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.
(d) In the event of a termination of the Grantee’s Continuous Service as a result of his or her death or Disability prior to the Final Valuation Date, the Grantee will not forfeit the Award Participation, but the following provisions of this Section 4(d) shall apply:
(i) the calculations provided in Section 3(b) hereof shall be performed as of the Final Valuation Date, as if the Grantee’s death or Disability had not occurred; and
(ii) the Participation Amount calculated pursuant to Section 3(b) shall be multiplied by the applicable Partial Service Factor, and such adjusted amount shall be deemed the Grantee’s Participation Amount for all purposes under this Agreement; and
(iii) 100% of the Grantee’s Participation Amount as adjusted pursuant to Section 4(d)(ii) above shall no longer be subject to forfeiture pursuant to Section 3(c) hereof and shall automatically and immediately vest as of the Final Valuation Date.
(e) In the event of a termination of the Grantee’s Continuous Service prior to the Final Valuation Date (other than (1) a Qualified Termination or (2) by reason of death or Disability or (3) following a Change of Control), the Award Participation, unless it shall, as of the date of such termination, both (i) have ceased to be subject to forfeiture pursuant to Section 3(c) hereof, and (ii) have vested pursuant to Section 3(a) hereof, shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award Participation.

5. No Payments by Award Recipients.
No amount shall be payable to the Company by the Grantee at any time in respect of this Agreement. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement by signing and delivering to the Company a copy of this Agreement. Upon acceptance of this Agreement by the Grantee, the Grantee’s Award Participation shall constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement.
6. Restrictions on Transfer.
Except as otherwise permitted by the Committee, no portion of the Award Participation or Award LTIP Units granted hereunder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), provided that vested Award Participation or vested Award LTIP Units may be Transferred to (i) the Grantee’s Family Members by gift or pursuant to domestic relations order in settlement of marital property rights or (ii) to an entity in which fifty percent (50%) or more of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity, provided that the transferee agrees in writing with the Company to be bound by all the terms and conditions of this Agreement and that subsequent Transfers shall be prohibited except those in accordance with this Section 6. All Transfers of the Award Participation or any interest therein or Award LTIP Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and, in the case of the Award LTIP Units, the LLC Agreement. Any attempted Transfer of an Award Participation or Award LTIP Unit not in accordance with the terms and conditions of this Section 6 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Award Participation or Award LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award Participation or Award LTIP Units. Except as provided expressly in this Section 6, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
7. Changes in Capital Structure.
If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital stock of the Company shall occur, (iii) any extraordinary dividend or other distribution to holders of Common Shares shall be declared and paid other than in the ordinary course, or (iv) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable or proportionate adjustment in the terms of this Award or this Agreement to avoid distortion in the value of this Award, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards or otherwise.

8. Award LTIP Units
(a) Issuance of Award LTIP Units. In the event that, following the Effective Date, the Company determines, in its sole discretion, that the applicable stock exchange listing rules permit the Company to issue Award LTIP Units, the Company shall promptly notify Grantee of such determination and shall issue to Grantee the number of Award LTIP Units set forth on Schedule A hereto. The issuance of such Award LTIP Units shall be conditioned upon the Grantee, unless the Grantee is already a Non-Managing Member (as defined in the LLC Agreement), signing, as a Non-Managing Member, and delivering to the Operating Company a counterpart signature page to the LLC Agreement in the form provided by the Company. Upon execution and delivery of such counterpart signature page by the Grantee, the LLC Agreement shall be amended, at such time as set forth in the notice from the Company, to establish the designations of the Award LTIP Units and to make other necessary and appropriate amendments related to the creation of the series of Award LTIP Units, and to reflect the issuance to the Grantee of the Award LTIP Units and admission of Grantee as a Non-Managing Member of the Operating Company. Thereupon, the Grantee shall have all the rights of a Non-Managing Member of the Operating Company with respect to the number of Award LTIP Units specified on Schedule A hereto, as set forth in the LLC Agreement (as so amended), subject, however, to the restrictions, obligations and conditions specified herein. Award LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the LLC Agreement.
(b) Post-Final Valuation Date Adjustments. If Grantee’s Award is made in the form of Award LTIP Units, then following determination of Grantee’s Participation Amount pursuant to Section 3(b), the Committee shall divide the resulting dollar amount by the Common Share Price calculated as of the Final Valuation Date (appropriately adjusted to the extent that the “Unit Adjustment Factor” (as defined in the LLC Agreement) is greater or less than 1.0). The resulting number is hereafter referred to as the “Total OPP Unit Equivalent.” If the Total OPP Unit Equivalent is smaller than the number of Award LTIP Units previously issued to the Grantee, then the Grantee, as of the Final Valuation Date, shall forfeit a number of Award LTIP Units equal to the difference without payment of any consideration by the Operating Company. Thereafter, the term Award LTIP Units will refer only to the Award LTIP Units that were not so forfeited and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the Award LTIP Units that were so forfeited. If the Total OPP Unit Equivalent is greater than the number of Award LTIP Units previously issued to the Grantee, then, upon the performance of the calculations set forth in this Section 8(b): (A) the Company shall cause the Operating Company to issue to the Grantee, as of the Final Valuation Date, a number of additional Award LTIP Units equal to the difference; (B) such additional Award LTIP Units shall be added to the Award LTIP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Operating Company shall take such corporate and limited liability company action as is necessary to accomplish the grant of such additional Award LTIP Units; and (D) thereafter the term Award LTIP Units will refer collectively to the Award LTIP Units, if any, issued prior to such additional grant plus such additional Award LTIP Units; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with the original issuance of Award LTIP Units, as the Company or the Operating Company reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. If the Total OPP Unit Equivalent is the same as the number of Award LTIP Units previously issued to the Grantee, then there will be no change to the number of Award LTIP Units under this Award pursuant to this Section 8(b).

(c) Vesting and Forfeiture. The Award LTIP Units shall vest and be subject to forfeiture on the same terms and conditions as the Award Participation, as set forth in Sections 3(a), 3(c), 3(d) and 4.
(d) Distributions. The holder of the Award LTIP Units shall be entitled to receive distributions with respect to such Award LTIP Units to the extent provided for in the LLC Agreement (as amended in accordance with Section 8(a)). The 2011 Award LTIP Unit Distribution Participation Date (as defined in the designation of rights and preferences of such Award LTIP Units, attached hereto as Exhibit A) with respect to Award LTIP Units in an aggregate number equal to the Total OPP Unit Equivalent will be the Valuation Date.
9. Miscellaneous.
(a) Amendments. This Agreement may be amended or modified only with the consent of the Company acting through the Committee; provided that any such amendment or modification materially or adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially or adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.
(b) Committee Determinations. The Committee will in good faith make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.
(c) Status of the Award and Award LTIP Units; Incentive Plan Matters. This Award and the other 2011 OPP awards constitute other stock-based incentive compensation awards by the Company under the Incentive Plan and incentive compensation awards by the Operating Company. The Award LTIP Units are equity interests in the Operating Company. Any Award LTIP Units issued pursuant to Section 8 may, but need not, be issued as equity securities under the Incentive Plan insofar as the 2011 OPP has been established as an incentive program of the Operating Company. The Company may, under certain circumstances, have the right, as set forth in the LLC Agreement, to issue shares of Common Stock in exchange for Award Common Units into which Award LTIP Units may have been converted pursuant to the LLC Agreement, subject to certain limitations set forth in the LLC Agreement, and such shares of Common Stock may be issued under the Incentive Plan if the Committee so determines, to the extent such issuance is permitted under applicable stock exchange listing rules, as determined by the Committee in its sole and absolute discretion. The Committee may, in its sole and absolute discretion, determine whether and when Award LTIP Units issued pursuant to Section 3 become part of the Incentive Plan, and upon and to the extent of such determination this Award will be considered an award under the Incentive Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(d) Grantee Representations; Registration.
(i) The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Operating Company or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Operating Company on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Operating Company, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Operating Company and the Company, or persons acting on their behalf, concerning this Award.
(ii) The Grantee hereby acknowledges that: (A) there is no public market for Award LTIP Units or Award Common Units and neither the Operating Company nor the Company has any obligation or intention to create such a market; (B) sales of Award LTIP Units and Award Common Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Award LTIP Units and Award Common Units set forth in the LLC Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of the LTIP Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Incentive Plan in exchange for Award Common Units, if any, will be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Incentive Plan at the time of such issuance and such Registration Statement is then effective under the Securities Act; (E) resales of shares of Common Stock issued under the Incentive Plan in exchange for Award Common Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.
(e) Section 83(b) Election. In connection with each separate issuance of Award LTIP Units under this Award pursuant to Section 8, the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Award LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Operating Company to file such election on the Grantee’s behalf) within thirty (30) days after the issuance of the Award LTIP Units with the IRS Service Center where the Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Award LTIP Units are awarded to the Grantee. So long as the Grantee holds any Award LTIP Units, the Grantee shall disclose to the Operating Company in writing such information as may be reasonably requested with respect to ownership of Award LTIP Units as the Operating Company may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Operating Company or to comply with requirements of any other appropriate taxing authority.

(f) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(g) Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of New York, without giving effect to the principles of conflict of laws of such State.
(h) No Obligation to Continue Position as an Employee. Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Continuous Service at any time.
(i) Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 475 Tenth Avenue, New York, New York 10018 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.
(j) Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(k) Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(l) Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(m) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Operating Company, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(n) Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee, the Company and the Operating Company, to the extent necessary to exempt it from, or bring it into compliance with Section 409A of the Code.

(o) Entire Agreement; Conflict. This Agreement (including the Incentive Plan and the LLC Agreement to which it relates) constitutes the final, complete and exclusive agreement between the Grantee and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof. Except as expressly provided otherwise herein, in the event of any conflict or inconsistency between the provisions of, or definitions contained in, this Agreement (including the LLC Agreement to which it relates), on the one hand, and Grantee’s Service Agreement, on the other hand, the terms of the this Agreement ((including the LLC Agreement to which it relates) shall govern.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the date first above written.

MORGANS HOTEL GROUP CO.
By:
Name:
Title:

MORGANS GROUP LLC
By:
Name:
Title:

GRANTEE

Name:

SCHEDULE A TO 2011 OUTPERFORMANCE PLAN AWARD AGREEMENT
Date of Award Agreement:
Name of Grantee:
Participation Percentage:
Grant Date:
Initial Grant of Award LTIP Units (if applicable)
Initials of Company representative:                       Initials of Grantee:

EXHIBIT A
MORGANS GROUP LLC
MEMBERSHIP UNIT DESIGNATION — 2011 OPP UNITS
The following are the terms of the 2011 OPP Units. Section references in this Exhibit A refer to sections of the LLC Agreement and capitalized terms are used as defined therein, unless stated otherwise.
1. LTIP Equivalence. Except as otherwise expressly provided in this Membership Unit Designation, 2011 OPP Units shall be treated as LTIP Units, and shall have the rights, privileges, restrictions, powers and duties applicable to LTIP Units under the LLC Agreement, including without limitation the provisions of Section 4.5.
2. Distributions.
(a) 2011 OPP Unit Distributions. Commencing from the Distribution Participation Date (as defined below) established for any 2011 OPP Units in the applicable award agreement, Holders of 2011 OPP Units shall be entitled to receive, if, when and as authorized by the Managing Member, any distributions otherwise payable with respect to LTIP Units and shall be treated as outstanding LTIP Units for purposes of the distribution provisions of the LLC Agreement. For the avoidance of doubt, for purposes of the first distribution to occur after the Distribution Participation Date, 2011 OPP Units that become fully earned and vested in accordance with the applicable Award Agreement on or before the first day of the relevant quarterly period shall be treated as having been outstanding for the full period. Prior to the Distribution Participation Date, 2011 OPP Units shall be entitled to any distributions by the Operating Company (i) in connection with an Adjustment Event as provided in Section 4.5(b), treating the 2011 OPP Units as outstanding LTIP Units, and (ii) if, when and as authorized by the Managing Member out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Operating Company in an amount per unit equal to the amount of any such distributions payable on the Membership Units, provided that the amount of distributions to any Holder of 2011 OPP Units under this clause (ii) shall not exceed the positive balances of the Capital Account of the Holder of such 2011 OPP Units to the extent attributable to the ownership of such 2011 OPP Units.
(b) Distribution Participation Date. The “Distribution Participation Date” for each 2011 OPP Unit will be either (i) with respect to 2011 OPP Units granted pursuant to the Managing Member’s 2011 Outperformance Plan, as it may be amended or supplemented from time to time or any successor plan under which additional 2011 OPP Units may be issued (the “Plan”), the applicable Final Valuation Date (as defined in the Award Agreement of each Person granted 2011 OPP Units under the Plan) or (ii) with respect to other 2011 OPP Units, such date as may be specified in the Award Agreement or other documentation pursuant to which such 2011 OPP Units are issued.

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3. Allocations.
(a) Allocations of Net Income and Net Loss. Commencing with the portion of the taxable year of the Operating Company that begins on the Distribution Participation Date established for any 2011 OPP Units, such 2011 OPP Units shall be allocated Net Income and Net Loss under Sections 6.1 and 6.2 in amounts per 2011 OPP Unit equal to the amounts allocated per Membership Unit (adjusted to the extent required by Sections 6.3(b) through 6.3(g)). The Managing Member is authorized in its discretion to delay or accelerate the participation of the 2011 OPP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated under Sections 6.1 and 6.2 with respect to each 2011 OPP Unit in the taxable year in which that 2011 OPP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that 2011 OPP Unit with respect to such period, is more nearly equal to such ratio as computed for the Membership Units held by the Managing Member.
(b) Special Allocations. 2011 OPP Units shall be treated as outstanding LTIP Units (and the Holders thereof treated as Holders of LTIP Units) for all purposes of Section 6.3(a).
4. Redemption.
(a) The Redemption Right provided to Non-Managing Members under Section 4.2(e)(1) shall not apply with respect to 2011 OPP Units or Membership Units into which they may be converted pursuant to the LLC Agreement until the date that is one year and six months after the Final Valuation Date, after which date the Redemption Right shall be available on the terms and conditions set forth in the LLC Agreement.
(b) During the period beginning on the Final Valuation Date (as defined in the applicable Award Agreement) and ending on the Business Day immediately preceding the six month anniversary of the Final Valuation Date, the Operating Company shall be entitled to redeem some or all of the 2011 OPP Units (or Membership Units into which they were converted by the Holder) at a redemption price per 2011 OPP Unit or Membership Unit, payable in cash, equal to the Common Share Price (as defined in the Applicable Award Agreement) as of the Final Valuation Date (as defined in the applicable Award Agreement). From and after the one year anniversary of the Final Valuation Date, for a period of six months, a Holder of 2011 OPP Units (or Membership Units into which they were converted by the Holder) shall have the right to cause the Operating Company to redeem, some or all of the 2011 OPP Units (or Membership Units into which they were converted by the Holder), at a redemption price per 2011 OPP Unit or Membership Unit, payable in cash, equal to the greater of (x) the Common Share Price (as defined in the Applicable Award Agreement) as of the Final Valuation Date (as defined in the applicable Award Agreement) and (y) the Cash Amount determined as of the date of the notice of redemption. The Operating Company may exercise its redemption right under this Section 4(b) by sending a notice to each Holder of 2011 OPP Units (or Membership Units into which they were converted by the Holder) setting forth the redemption date, which shall be no less than five (5) Business Days after the date of such notice, and the number of 2011 OPP Units (or Membership Units into which they were converted by the Holder) being redeemed and the procedure to be followed by Holders of 2011 OPP Units or Membership Units that are being redeemed. The Holder may exercise its redemption right under this Section 4(b) by sending a notice to the Operating Company setting forth the redemption date, which shall be no less than ten (10) Business Days after receipt of such notice by the Managing Member, and the number of 2011 OPP Units (or Membership Units into which they were converted by the Holder to be redeemed). The Managing Member shall be entitled to acquire 2011 OPP Units (or Membership Units into which they were converted by the Holder) pursuant to any exercise by the Operating Company or the Holder of the foregoing redemption rights (under this Section 4.2(b) or under Section 4.2(a)) in exchange for issuance of a number of Common Shares, which will be issued under the Incentive Plan and be registered on a Form S-8, with an aggregate value, based on the Value of the Common Shares as of the date of the redemption notice, equal to the applicable redemption price, provided that the Managing Member has determined, in its sole discretion, that it is permitted to do so under applicable stock exchange listing rules.

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5. Voting Rights.
(a) Voting with LTIP Units. Except as otherwise provided herein, 2011 OPP Units and Non-Managing Members who hold 2011 OPP Units shall be treated as LTIP Units and LTIP Unitholders, respectively, for all purposes of Section 14.3.
(b) Special Approval Rights. So long as any 2011 OPP Units remain outstanding, the Operating Company shall not, without the affirmative vote of the Non-Managing Members who hold at least two-thirds of the 2011 OPP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the LLC Agreement applicable to 2011 OPP Units so as to materially and adversely affect any right, privilege or voting power of the 2011 OPP Units or the Non-Managing Members who hold 2011 OPP Units as such, unless such amendment, alteration or repeal affects equally, ratably and proportionately the rights, privileges and powers of the holders of LTIP Units; but subject, in any case, to the following provisions:
(i)	Any difference in effect between the LTIP Units and the 2011 OPP Units that is required or reasonably desirable to implement the difference in the distribution or redemption rights with respect to LTIP Units and 2011 OPP Units shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the holders of LTIP Units;
(ii)	Any creation or issuance of any Membership Units or of any class or series of Membership Interest, whether ranking senior to, junior to, or on a parity with the 2011 OPP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the holders of LTIP Units; and
(iii)	any waiver by the Operating Company of restrictions or limitations applicable to any outstanding LTIP Units or 2011 OPP Units with respect to any LTIP Unitholder or Unitholders or Holders of 2011 OPP Unit shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units or 2011 OPP Units with respect to other Unitholders or Holders.

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EXHIBIT B
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1. The name, address and taxpayer identification number of the undersigned are:
Name:                                          (the “Taxpayer”)
Address:
Social Security No./Taxpayer Identification No.:  _____
2. Description of property with respect to which the election is being made:
The election is being made with respect to                      Award LTIP Units in Morgans Group LLC (the “Operating Company”).
3. The date on which the Award LTIP Units were transferred is                       _____, 2011. The taxable year to which this election relates is calendar year 2011.
4. Nature of restrictions to which the Award LTIP Units are subject:
(a)	With limited exceptions, until the Award LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the Award LTIP Units without the consent of the Operating Company.
(b)	The Taxpayer’s Award LTIP Units vest in accordance with the vesting provisions described in Annex 1 attached hereto. Unvested Award LTIP Units are forfeited in accordance with the vesting provisions described in Annex 1 attached hereto.
5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Award LTIP Units with respect to which this election is being made was $_____ per Award LTIP Unit.
6. The amount paid by the Taxpayer for the Award LTIP Units was $0 per Award LTIP Unit.
7. A copy of this statement has been furnished to the Operating Company and Morgans Hotel Group Co.

Dated: , 2011	Signature

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ANNEX 1
Vesting Provisions of Award LTIP Units
The Award LTIP Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0% to 100% based on Morgan Hotel Group Co.’s (the “Company’s”) per-share total return to shareholders for the period from [                    ], 2011 to [                    ], 2014 (or earlier in certain circumstances). Under the time-based vesting provisions, one hundred percent (100%) of the Award LTIP Units will vest on the last day of the performance period, provided that the Taxpayer remains an employee of the Company or any of its affiliates through such date, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested Award LTIP Units are subject to forfeiture in the event of failure to vest based on the passage of time (subject to above-mentioned acceleration) or the determination of the performance-based percentage.

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